UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

                         June 5, 2015
Date of report (Date of earliest event reported)

AG&E HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Illinois	1-8250	36-1944630
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

9500 West 55th Street, Suite A, McCook, Illinois
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:         (708) 290 2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Michael Levin (“Levin”) was elected as a member of the Board of Directors (the “Board”) of AG&E Holdings, Inc. (the “Company”) at the May 12, 2015 Annual Meeting of Shareholders. Prior to being elected to the Board by the shareholders, the Board appointed Levin as of February 11, 2015 to fill a vacancy on the Board.

Levin was recommended to the Company and the Board by Perrit Capital Management, Inc. (“Perritt Capital”), an investment adviser to separately managed accounts and registered investment companies.  Based upon information provided to the Company, Perrit Capital currently holds 419,708 shares of common stock in the Company. Pursuant to an agreement (the “Levin Agreement”) between the Company, Levin and Perrit Capital, the Company agreed to appoint Levin to the Board and then submit Levin as a director nominee to be voted on at the Annual Meeting of Shareholders in 2015 and 2016. The Levin Agreement further provides that Levin and Perrit Capital will not nominate or solicit proxies in support of any nominee other than those proposed by the Company for the Annual Meeting of Shareholders in 2015 and 2016. Perritt Capital can designate Levin or another nominee to serve on the Board under certain circumstances.

Levin serves as an independent consultant to Perritt Capital. He receives a fixed, monthly cash payment from Perrit Capital for his services to them and his compensation from Perrit Capital is not dependent upon the performance of any Perrit Capital investments, including its investment in the Company.   Levin does not hold any equity securities in Perritt Capital and does not provide any information or advice to Perritt Capital on its investment in the Company, including any decisions to vote or dispose of such shares. The Company only recently became aware of his compensation arrangement with Perrit Capital.

Item 7.01      Regulation FD Disclosure

The information in Item 5.02 above is hereby incorporated by reference to this item.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 5, 2015	/s/ Renee Zimmerman
Title: Senior Vice President & CFO